EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2020 First Quarter Results
•Net Sales of $856.4 Million Down 0.9% YoY; Down 5.2% on an Organic Daily Basis
•EPS of $1.00; Non-GAAP Adjusted EPS of $1.02 Excluding Non-Routine Expense
•Cash Flow from Operations of $50.0 Million; Free Cash Flow of $45.1 Million
•Fiscal 2020 Guidance Reaffirmed on a Non-GAAP Adjusted Basis

CLEVELAND, OHIO (October 30, 2019) - Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, and automation technologies, today reported results for its first quarter of fiscal 2020, ended September 30, 2019.

Net sales decreased 0.9% to $856.4 million from $864.5 million in the prior year quarter. The change in sales includes a 2.8% increase from acquisitions and a positive 1.6% selling day impact, partially offset by a negative 0.1% from foreign currency translation. Excluding these factors, sales decreased 5.2% on an organic daily basis. Net income was $38.8 million, or $1.00 per share, compared to $48.9 million, or $1.24 per share, in the prior year quarter. Results include a non-routine expense of $1.5 million pre-tax, or $0.02 per share, reflecting recent cost initiatives in response to the slower environment. Excluding this non-routine expense, non-GAAP adjusted EPS was $1.02.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “Our first quarter finished as expected with our team effectively managing through slower industrial demand. Ongoing execution on gross margin helped balance softer sales, and our working capital initiatives drove seasonally strong free cash flow. While the demand environment remains subdued and uncertain, our sales trends are exhibiting some stabilization on a sequential basis and should benefit from easier comparisons going forward. We are also off to a solid start with our late August acquisition of Olympus Controls and encouraged by the growth developing around their premier automation capabilities. Lastly, recent cost actions are expected to have a more meaningful impact into the fiscal second quarter as we continue to leverage our systems investments and expense discipline in the current environment. We expect these and other self-help opportunities to benefit our earnings trajectory near-term, and position the Company to deliver on its longer-term commitments.”

Outlook
Mr. Schrimsher concluded, “With performance running largely in line with our fiscal 2020 outlook but end-market uncertainty persisting, we reaffirm our guidance for non-GAAP adjusted EPS of $4.20 to $4.50 on a change in sales of down 2% to up 2%, including down 5% to down 1% on an organic daily basis. The adjusted EPS range excludes fiscal first quarter non-routine expenses. In addition, we reiterate our free cash flow guidance of $200 million to $220 million, or up 30% at the mid-point.”

“Overall, our team is executing well to start the year. Our operational discipline and internal initiatives are providing a path to navigate against slower demand, sustain gross margin enhancement, and deliver on our cash expectations. In addition, we are intensely focused on generating greater value for our customers and shareholders in coming years by leveraging our unique technical and solutions-based position within an increasingly complex and labor-constrained industrial supply chain. We are confident in Applied’s growth and earnings potential for the balance of fiscal 2020 and beyond.”

Dividend
Today the Company also announced that its Board of Directors declared a quarterly cash dividend of $0.31 per common share, payable on November 29, 2019, to shareholders of record on November 15, 2019.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on October 30, 2019. Neil A. Schrimsher - President & CEO, and David K. Wells - CFO will discuss the Company's performance. A supplemental investor deck detailing latest quarter results is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (for International callers) using conference ID 5794068. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 5794068.

About Applied®
Founded in 1923, Applied Industrial Technologies is a leading value-added distributor of bearings, power transmission products, engineered fluid power components and systems, specialty flow control solutions, automation technologies, and other industrial supplies, serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial, fluid power, and flow control applications, as well as customized mechanical, fabricated rubber, fluid power, and flow control shop services. Applied also offers storeroom services and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “should,” “outlook,” “guidance,” “will” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

Ryan D. Cieslak
Director - Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2019	2018
Net Sales	$ 856,404	$ 864,515
Cost of sales	604,944	612,662
Gross Profit	251,460	251,853
Selling, distribution and administrative,
including depreciation	190,294	185,514
Operating Income	61,166	66,339
Interest expense, net	10,059	10,476
Other income, net	0	(239)
Income Before Income Taxes	51,107	56,102
Income Tax Expense	12,308	7,164
Net Income	$ 38,799	$ 48,938
Net Income Per Share - Basic	$ 1.00	$ 1.26
Net Income Per Share - Diluted	$ 1.00	$ 1.24
Average Shares Outstanding - Basic	38,611	38,714
Average Shares Outstanding - Diluted	38,961	39,364

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1)
Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

2)
On July 1, 2019, the Company adopted ASC 842 - accounting for leases. Adoption of the new standard resulted in the recognition of right-of-use assets and lease liabilities of $83.5 million and $89.8 million, respectively, on July 1, 2019. In addition, the adoption resulted in an adjustment to opening retained earnings of approximately $3.3 million, net of tax, on July 1, 2019 primarily due to the impairment of certain leases in Canada.

3)
On August 21, 2019, the Company acquired 100% of the outstanding shares of Olympus Controls, a Portland, Oregon based full-service provider of innovative technologies and complete engineered solutions for original equipment manufacturers, machine builders, integrators, and end users. Olympus Controls is included in the Fluid Power & Flow Control segment. The purchase price for the acquisition was $34.9 million.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	June 30,
	2019	2019

Assets
Cash and cash equivalents	$ 98,204	$ 108,219
Accounts receivable, net	529,330	540,902
Inventories	465,165	447,555
Other current assets	52,224	51,462
Total current assets	1,144,923	1,148,138
Property, net	125,094	124,303
Operating lease assets	86,557	0
Goodwill	671,476	661,991
Intangibles, net	374,871	368,866
Other assets	26,811	28,399
Total Assets	$ 2,429,732	$ 2,331,697

Liabilities
Accounts payable	$ 229,368	$ 237,289
Current portion of long-term debt	93,912	49,036
Other accrued liabilities	155,442	137,469
Total current liabilities	478,722	423,794
Long-term debt	859,172	908,850
Other liabilities	164,613	102,019
Total Liabilities	1,502,507	1,434,663
Shareholders' Equity	927,225	897,034
Total Liabilities and Shareholders' Equity	$ 2,429,732	$ 2,331,697

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Three Months Ended September 30,

	2019	2018

Cash Flows from Operating Activities
Net income	$ 38,799	$ 48,938
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	5,223	4,981
Amortization of intangibles	10,374	10,921
Amortization of stock appreciation rights and options	773	651
Other share-based compensation expense	919	1,043
Changes in assets and liabilities, net of acquisitions	(8,682)	(53,184)
Other, net	2,612	(1,553)
Net Cash provided by Operating Activities	50,018	11,797
Cash Flows from Investing Activities
Property purchases	(4,946)	(3,173)
Proceeds from property sales	88	77
Acquisition of businesses, net of cash acquired	(35,703)	0
Net Cash used in Investing Activities	(40,561)	(3,096)
Cash Flows from Financing Activities
Net borrowings (repayments) under revolving credit facility	0	(19,500)
Long-term debt borrowings	0	175,000
Long-term debt repayments	(4,934)	(146,934)
Debt issuance costs	0	(685)
Dividends paid	(11,985)	(11,334)
Acquisition holdback payments	(201)	(219)
Taxes paid for shares withheld for equity awards	(1,754)	(3,203)
Net Cash used in Financing Activities	(18,874)	(6,875)
Effect of Exchange Rate Changes on Cash	(598)	432
(Decrease) increase in cash and cash equivalents	(10,015)	2,258
Cash and cash equivalents at beginning of Period	108,219	54,150
Cash and Cash Equivalents at End of Period	$ 98,204	$ 56,408

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures.  The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses.  Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.  These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results.  These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business.  The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended September 30,
	2019	2018
Net Income	$ 38,799	$ 48,938
Interest expense, net	10,059	10,476
Income tax expense	12,308	7,164
Depreciation and amortization of property	5,223	4,981
Amortization of intangibles	10,374	10,921
EBITDA	$ 76,763	$ 82,480
Non-routine costs	1,455	0
Adjusted EBITDA	$ 78,218	$ 82,480

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results.

Reconciliation of Net Income and Net Income Per Share - Diluted, GAAP financial measures, with Adjusted Net Income and Adjusted Net Income Per Share (or Adjusted EPS), non-GAAP financial measures:
	Net Income Impact		Per Share - Diluted Impact
	Three Months Ended September 30,		Three Months Ended September 30,
	2019	2018	2019	2018
Net Income and Net Income Per Share	$ 38,799	$ 48,938	$ 1.00	$ 1.24
Adjustments:
Non-routine costs	1,104	0	0.02	0
Adjusted Net Income and Adjusted EPS	$ 39,903	$ 48,938	$ 1.02	$ 1.24

Adjusted Net Income and Adjusted EPS excludes items that may not be indicative of core operating results.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:

	Three Months Ended September 30,
	2019	2018
Net Cash provided by Operating Activities	$ 50,018	$ 11,797
Capital expenditure	(4,946)	(3,173)
Free Cash Flow	$ 45,072	$ 8,624

Free cash flow is defined as net cash provided by operating activities less capital expenditures.